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                                                                    EXHIBIT 12.1

              LODGENET ENTERTAINMENT CORPORATION AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF RATIOS (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

COMPUTATION OF COVERAGE OF FIXED CHARGES
-------------------------------------------------------------------------------------------------------------------
                                                                            YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------------------
                                                               1992       1993       1994       1995        1996
                                                             ---------  ---------  ---------  ---------  ----------
Net loss...................................................  $  (3,797) $  (2,057) $  (4,650) $  (7,026) $  (16,610)
  Add:
    Extraordinary loss (1).................................     --         --          1,324     --           3,253
    Provision for income taxes.............................     --         --         --             66          28
  Add fixed charges (2):
    Interest expense.......................................      1,783      2,096        966      4,522       8,243
    Interest portion of rentals............................     --             27         74        106         159
                                                             ---------  ---------  ---------  ---------  ----------
Earnings available to cover fixed charges..................     (2,014)        66     (2,286)    (2,332)     (4,927)
  Less fixed charges.......................................      1,783      2,123      1,040      4,628       8,402
                                                             ---------  ---------  ---------  ---------  ----------
Deficiency in the coverage of fixed charges................  $  (3,797) $  (2,057) $  (3,326) $  (6,960) $  (13,329)
                                                             ---------  ---------  ---------  ---------  ----------
                                                             ---------  ---------  ---------  ---------  ----------

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(1) In 1994--loss on early termination of the Company's bank credit facility. In
    1996--loss on early redemption of 9.95% and 10.35% Senior Notes.

(2) Fixed charges consist of interest on all indebtedness, including amortization of debt expense, and one-third of rental expense (which is estimated to represent the approximate interest portion thereof).